UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 25, 2008 (September 22, 2008)

IAS ENERGY, INC.
(Exact name of registrant as specified in its charter)

OREGON	0-21255	91-1063549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 – 11780 HAMMERSMITH WAY
RICHMOND, BRITISH COLUMBIA V7A 5E9, CANADA
(Address of principal executive offices)

(604) 278-5996
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

 [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On September 22, 2008, the Board of Directors of IAS Energy, Inc. (“IAS” or the “Company”) appointed Samuel Kam as Chairman of IAS Energy, Inc. Previously, Mr. Kam held the office of Vice President of Internet Development to oversee the website www.video1314.com with the Company. At that time, he was not deemed to be an executive officer.

Samuel Kam (age 41) has been in investment consultancy, business management, acquisition in real estate, trading, manufacturing and the travel industry between 1986 and 1995. From 1987 to 1992 in Canada, he was president of Samabill Transworld Investments Inc., which was in investment consultancy. In 1990, he purchased Soficomex Development Corp. in Canada. As their president from 1990 to 1996, he developed the company into a major airline consolidator in Eastern Canada. Mr. Kam was among the first group of pioneers in the Internet industry in Hong Kong. In early 1996, he founded PowerNet Internet Group in Hong Kong, a leading ISP rated as the top three best ISPs in Hong Kong in 1999 by PC World. In 2000 he founded PowerNetix Limited, one of the most advanced Internet data centres offering up to Layer 7 application controls. He has been instrumental in developing many advanced services and products, particularly global VPN products and utility computing over the Internet. He has developed a specialty in network operations, management and product development. In 2003, he co-founded Power-All Networks Ltd, which specializes in cluster based computing and data centre in a box solutions. In 2007, he founded Video1314.com, which aims to become one of the top Internet sites in Asia and China.

There are no family relationships between any director or executive officer and any other director or executive officer.

Also on September 22, 2008, John Robertson resigned his position as Chairman, but remains the Company’s President and a member of the Board of Directors.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: September 25, 2008		IAS Energy, Inc.

	By:	/s/ John Robertson
John Robertson, President